Exhibit 99.1

Seritage Growth Properties Reports First Quarter 2025 Operating Results

New York – May 15, 2025 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner and developer of retail, residential and mixed-use properties today reported financial and operating results for the three months ended March 31, 2025.

"The Company's strategy following the completion of a smooth CEO transition remains the same. We will continue to pursue our Plan of Sale with the priority of repaying our remaining debt from the sale of assets. Our team is focused on executing transactions at appropriate pricing for our assets already in the market as well as taking the necessary steps to monetize the remaining assets in our portfolio to create value for our shareholders.” said Adam Metz, Interim CEO & President.

Q1 Sale Highlights:

•
Generated $29.9 million of gross proceeds from the sale of an income producing asset reflecting a 7.7% capitalization rate.
•
As of May 15, 2025, the Company has one asset owned by our consolidated joint venture under contract for sale subject to customary due diligence for anticipated gross proceeds of $14.0 million or $11.2 million at share.
•
The Company is currently negotiating a definitive purchase and sale agreement on one premier development asset for anticipated gross proceeds of approximately $70.0 million. The purchase and sales agreement, if executed, contemplates a long-dated closing due to the agreed upon pursuit of a master plan amendment.

Financial Highlights:

For the three months ended March 31, 2025:

•
As of March 31, 2025, the Company had cash on hand of $107.1 million, including $12.9 million of restricted cash. As of May 13, 2025, the Company had cash on hand of $99.9 million, including $11.9 million of restricted cash.
•
During the three months ended March 31, 2025, the Company invested $13.3 million in its consolidated properties.
•
Net loss attributable to common shareholders of ($23.4) million, or ($0.42) per share.
•
Net Operating Income-cash basis at share (“NOI-cash basis at share”) of $2.6 million.

Future Sales Projections

The data below provides additional information regarding current estimated gross sales proceeds per asset in the portfolio as of May 15, 2025 excluding assets under contract or in PSA negotiation, which are described above. The assets listed below are either being marketed or are to be marketed at the appropriate time based on market conditions and, as a result, any sales thereof are anticipated to occur later in 2025 and beyond. Sales projections, including timing of sale, are based on the Company’s latest forecasts and assumptions, but the Company cautions that actual results may differ materially. In addition, see “Market Update” below and the “Risk Factors” section contained in the Company’s filings with the Securities and Exchange Commission for discussion of the risks associated with such estimated gross sale proceeds.

Gateway Markets

•
One Multi-Tenant Asset $25 - $30 million
•
Eight Premier Assets (Dallas & San Diego are each assumed to be sold in two transactions)
•
One Asset $15 - $20 million
•
One Asset $20 - $30 million
•
Three Assets $30 - $40 million, each
•
One Asset $60 - $70 million
•
One Asset $100 - $150 million
•
One Asset $150 - $200 million

Primary Markets

•
One Multi-Tenant Asset $25 - $30 million
•
Two Joint Venture Assets $5 - $10 million, each
•
One Joint Venture Asset under $5 million

Secondary Markets

•
One Retail Asset $5 - $10 million
•
One Joint Venture Asset under $5 million
•
One Non-Core Asset $5 - $10 million

Portfolio

The table below represents a summary of the Company’s properties by planned usage as of March 31, 2025 (in thousands except number of leases and acreage data):

Planned Usage	Total	Built SF / Acreage (1)	Leased SF (1)(2)	% Leased	Avg. Acreage / Site
Consolidated
Multi-Tenant Retail	2	425 sf / 28 acres	391	92.0%	14.2
Residential (3)	2	33 sf / 19 acres	33	100.0%	9.5
Premier	4	228 sf / 69 acres	189	83.2%	17.2
Non-Core (4)	1	134 sf /15 acres	-	0.0%	14.8
Unconsolidated
Other Joint Ventures	4	258 sf / 52 acres	5	1.8%	13.0
Premier	3	158 sf / 57 acres	106	67.4%	19.0

(1) Square footage is presented at the Company’s proportional share.

(2) Based on signed leases at March 31, 2025.

(3) Square footage represents built ancillary retail space whereas acreage represents both retail and residential acreage. Retail and residential are counted separately.

(4) Represents assets the Company previously designated for sale.

Multi-Tenant Retail

The table below provides a summary of all Multi-Tenant Retail signed and in negotiation leases as of March 31, 2025 (in thousands except for number of leases and PSF data):

	Number of	Leased	% of Total	Gross Annual Base	% of	Gross Annual
Tenant	Leases	GLA	Leasable GLA	Rent ("ABR")	Total ABR	Rent PSF ("ABR PSF")
In-place retail leases	7	250.1	58.8%	$6,474.3	90.7%	25.89
SNO retail leases (1)	1	141.1	33.2%	663.5	9.3%	4.7
Total retail leases	8	391.2	92.0%	$7,137.8	100.0%	$18.25

(1) SNO = Signed not yet opened leases

During the three months ended March 31, 2025, the Company executed a lease of over 141 thousand square feet. The Company has 391 thousand leased square feet. The Company has total occupancy of 92% for its Multi-Tenant retail properties. As of March 31, 2025, there is an additional approximately 34 thousand square feet available for lease.

Premier Mixed-Use

As of March 31, 2025, the Company has 352 thousand in-place leased square feet (246 thousand square feet at share), 50 thousand square feet signed but not opened (50 thousand square feet at share), and 141 thousand square feet available for lease (90 thousand square feet at share).

The table below provides a summary of all signed leases at Premier assets as of March 31, 2025, including unconsolidated entities at the Company’s proportional share (in thousands except for number of leases and PSF data):

	Number of	Leased	% of Total	Gross Annual	% of	Gross Annual
Tenant	Leases	GLA	Leasable GLA	Base Rent ("ABR")	Total ABR	Rent PSF ("ABR PSF")
In-place retail leases	43	137.8	35.7%	$10,104.7	48.1%	$73.33
In-place office leases	4	108.0	28.0%	7,070.2	33.7%	$65.46
SNO retail leases as of December 31, 2024(1)	11	45.6		$3,577.0		$78.44
Opened	(3)	(3.3)		(429.3)		$130.09
Signed	4	7.6		676.5		$89.01
SNO retail leases as of March 31, 2025(1)	12	49.9	12.9%	$3,824.2	18.2%	$76.70
Total diversified leases as of March 31, 2025	59	295.6	76.7%	$20,999.1	100.0%	$71.04
(1) SNO = Signed not yet opened leases

Aventura

During the three months ended March 31, 2025, the Company continued to advance 216 thousand square feet of office and retail leasing at the project in Aventura, FL. With 82.2% leased through March 31, 2025, the Company has 38 thousand square feet or 17.8% available for lease, of which approximately 9 thousand square feet or 4% is in lease negotiation.

Financial Summary

The table below provides a summary of the Company’s financial results for the three months ended March 31, 2025:

	Three Months Ended
	March 31, 2025	March 31, 2024
Net loss attributable to Seritage common shareholders	$(23,427)	$(20,210)
Net loss per share attributable to Seritage common shareholders	(0.42)	(0.36)
NOI-cash basis at share	2,588	2,098

For the quarter ended March 31, 2025, NOI-cash basis at share reflects the impact of $0.5 million NOI-cash basis at share relating to sold properties.

As of March 31, 2025, the Company had cash on hand of $107.1 million, including $12.9 million of restricted cash. The Company expects to use these sources of liquidity, together with a combination of future sales and/or potential alternative financing arrangements, to pay its financing obligations and fund its operations and development activity. The availability of funding from sales of assets is subject to various conditions, and there can be no assurance that such transactions will be consummated. For more information on our liquidity position, including our going concern analysis, please see the notes to the consolidated financial statements included in Part I, Item 1 and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each in our Quarterly Report on Form 10-Q.

Litigation Matters

On July 1, 2024, a purported shareholder of the Company filed a class action lawsuit in the U.S. District Court for the Southern District of New York, captioned Zhengxu He, Trustee of the He & Fang 2005 Revocable Living Trust v. Seritage Growth Properties, Case No. 1:24:CV:05007, alleging that the Company, the Company’s Chief Executive Officer, and the Company’s Chief Financial Officer violated the federal securities laws (the “Securities Action”). The complaint seeks to bring a class action on behalf of all persons and entities that purchased or otherwise acquired Company securities between July 7, 2022 and May 10, 2024. The complaint alleges that the defendants violated federal securities laws by issuing false, misleading, and/or omissive disclosures concerning the Company’s alleged lack of effective internal controls regarding the identification and review of impairment indicators for investments in real estate and the Company’s value and projected gross proceeds of certain real estate assets. The complaint seeks compensatory damages in an unspecified amount to be proven at trial, an award of reasonable costs and expenses to the plaintiff and class counsel, and such other and further relief as the court may deem just and proper. On or around January 15, 2025, another purported shareholder of the Company filed a derivative lawsuit in the U.S. District Court for the District of Maryland, captioned Paul Sidhu v. Seritage Growth Properties, Case No. 1:25-cv-00152 (the “Sidhu Derivative Action”. On or around January 20, 2025, another purported shareholder of the Company filed a derivative lawsuit in the U.S. District Court for the District of Maryland, captioned James Wallen v. Seritage Growth Properties, Case No. 1:25-cv-00190 (the “Wallen Derivative Action”). On or around May 8, 2025, another purported shareholder of the Company filed a derivative lawsuit in the U.S. District Court for the Southern District of New York, captioned Derrick Cheroti v. Seritage Growth Properties, Case No. 1:25-vc-00152 (the “Cheroti Derivative Action” and, together with the Sidhu Derivative Action and the Wallen Derivative Action, the “Derivative Actions”). The Derivative Actions allege the same or similar claimed acts and omissions underlying the Securities Action, assert breach of fiduciary duty and other claims against the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and current and former members of the Company’s Board of Trustees, and name the Company as a nominal defendant. The complaint in each of the Derivative Actions seeks compensatory damages in an unspecified amount to be proven at trial, an order directing the Company and the individual defendants to reform and improve the Company’s corporate governance and internal procedures, restitution from the individual defendants, an award of costs and expenses to the plaintiff and reasonable attorneys’ and experts’ fees, costs, and expenses, and such other and further relief as the court may deem just and proper. The complaint in the Cheroti Derivative Action also seeks an award of punitive damages, an order directing the individual defendants to account for all damages caused by them and all profits and special benefits and unjust enrichment obtained, and the imposition of a constructive trust. On February 13, 2025, the parties to the Sidhu Derivative Action and the Wallen Derivative Action filed a stipulation and proposed order seeking to consolidate the Sidhu Derivative Action and the Wallen Derivative Action and appoint lead counsel. The Company intends to vigorously defend itself against the allegations in these lawsuits.

Dividends

On February 26, 2025, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on April 15, 2025 to holders of record on March 31, 2025.

On May 8, 2025, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend will be paid on July 15, 2025 to holders of record on June 30, 2025.

Strategic Review

At the 2022 Annual Meeting of Shareholders on October 24, 2022, Seritage shareholders approved the Company’s Plan of Sale. The strategic review process remains ongoing as the Company executes the Plan of Sale, and the Company remains open minded to pursuing value maximizing alternatives, including a potential sale of the Company. There can be no assurance regarding the success of the process.

Appointment of New Chief Executive Officer and President

On March 28, 2025, we announced that our Board of Trustees and Andrea L. Olshan agreed that Ms. Olshan would step down as the Company’s Chief Executive Officer and President (“CEO”) and as a member of the Board effective as of April 11, 2025 (the “Separation Date”). Also on March 28, 2025, we announced that our Board of Trustees appointed Board Chairman Adam Metz as Interim CEO as of the Separation Date. In his role as Interim CEO, Mr. Metz will serve as the principal executive officer of the Company until his successor is duly appointed and qualified, or until his earlier termination or removal, and will receive a monthly salary of $80,000. Mr. Metz will also continue to serve as Board Chairman, and the Board has appointed Mitchell Sabshon to serve as Lead Independent Director as of the Separation Date.

Market Update

The Company continues to face challenging market conditions such as elevated interest rates and continues to assess other potential macroeconomic impacts including supply chain issues and international conflicts associated with tariffs as well as potential labor issues. These conditions could apply downward pricing pressures on our remaining assets. In making decisions regarding whether and when to transact on each of the Company’s remaining assets, the Company considers various factors including, but not limited to, the breadth of the buyer universe, macroeconomic conditions, the availability and cost of financing, as well as corporate, operating and other capital expenses required to carry the asset. If these challenging market conditions persist, then we expect that they will continue to adversely impact the Plan of Sale proceeds from our assets and the amounts and timing of distributions to shareholders.

Non-GAAP Financial Measures

The Company makes references to NOI-cash basis and NOI-cash basis at share which are financial measures that include adjustments to accounting principles generally accepted in the United States (“GAAP”).

Neither of NOI-cash basis or NOI-cash basis at share are measures that (i) represent cash flow from operations as defined by GAAP; (ii) are indicative of cash available to fund all cash flow needs, including the ability to make distributions; (iii) are alternatives to cash flow as a measure of liquidity; or (iv) should be considered alternatives to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance. Reconciliations of these measures to the respective GAAP measures the Company deems most comparable have been provided in the tables accompanying this press release.

Net Operating Income (Loss)-cash basis ("NOI-cash basis”) and Net Operating Income (Loss)-cash basis at share ("NOI-cash basis at share")

NOI-cash basis is defined as income from property operations less property operating expenses, adjusted for variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles. Other real estate companies may use different methodologies for calculating NOI-cash basis, and accordingly the Company’s depiction of NOI-cash basis may not be comparable to other real estate companies. The Company believes NOI-cash basis provides useful information regarding Seritage, its financial condition, and results of operations because it reflects only those income and expense items that are incurred at the property level.

The Company also uses NOI-cash basis at share, which includes its proportional share of Unconsolidated Properties. The Company does not control any of the joint ventures constituting such properties and NOI-cash basis at share does not reflect our legal claim with respect to the economic activity of such joint ventures. We have included this adjustment because the Company believes this form of presentation offers insights into the financial performance and condition of the Company as a whole given the Company’s ownership of Unconsolidated Properties that are accounted for under GAAP using the equity method. The operating agreements of the Unconsolidated

Properties generally allow each investor to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

The Company also considers NOI-cash basis and NOI-cash basis at share to be a helpful supplemental measure of its operating performance because it excludes from NOI variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles.

Due to the adjustments noted, NOI-cash basis and NOI-cash basis at share should only be used as an alternative measure of the Company’s financial performance.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” "will," "approximately," or "anticipates" or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: declines in retail, real estate and general economic conditions; risks relating to redevelopment activities; contingencies to the commencement of rent under leases; the terms of the Company’s indebtedness and other legal requirements to which the Company is subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on the Company’s ability to fund operations and ongoing development; the Company’s ability to access or obtain sufficient sources of financing to fund the Company’s liquidity needs; environmental, health, safety and land use laws and regulations; and possible acts of war, terrorist activity or other acts of violence or cybersecurity incidents. For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2024 and any subsequent Form 10-Qs. While the Company believes that its forecasts and assumptions are reasonable, the Company cautions that actual results may differ materially. The Company intends the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Prior to the adoption of the Company’s Plan of Sale, Seritage was principally engaged in the ownership, development, redevelopment, management, sale and leasing of diversified retail and mixed-use properties throughout the United States. As of March 31, 2025, the Company’s portfolio consisted of interests in 16 properties comprised of approximately 1.6 million square feet of gross leasable area (“GLA”) or build-to-suit leased area and 240 acres of land. The portfolio encompasses nine wholly owned properties consisting of approximately 0.8 million square feet of GLA and 132 acres (such properties, the “Consolidated Properties”) and seven unconsolidated entities consisting of approximately 0.8 million square feet of GLA and 108 acres (such properties, the “Unconsolidated Properties”).

Contact

Seritage Growth Properties

(212) 355-7800

IR@Seritage.com

Seritage Growth Properties

Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Investment in real estate
Land	$55,081	$65,009
Buildings and improvements	219,224	239,978
Accumulated depreciation	(35,599)	(39,940)
	238,706	265,047
Construction in progress	91,245	93,587
Net investment in real estate	329,951	358,634
Real estate held for sale	8,406	-
Investment in unconsolidated entities	176,104	189,699
Cash and cash equivalents	94,268	85,206
Restricted cash	12,864	12,503
Tenant and other receivables, net	7,560	7,894
Lease intangible assets, net	985	1,047
Prepaid expenses, deferred expenses and other assets, net	19,562	22,791
Total assets (1)	$649,700	$677,774

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Term loan facility	$240,000	$240,000
Accounts payable, accrued expenses and other liabilities	27,250	31,971
Total liabilities (1)	267,250	271,971

Commitments and Contingencies (Note 9)

Shareholders' Equity
Class A common shares $0.01 par value; 100,000,000 shares authorized; 56,324,607 and 56,274,466 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	562	562
Series A preferred shares $0.01 par value; 10,000,000 shares authorized; 2,800,000 shares issued and outstanding as of March 31, 2025 and December 31, 2024; liquidation preference of $70,000	28	28
Additional paid-in capital	1,362,718	1,362,644
Accumulated deficit	(982,205)	(958,778)
Total shareholders' equity	381,103	404,456
Non-controlling interests	1,347	1,347
Total equity	382,450	405,803
Total liabilities and equity	$649,700	$677,774

(1) The Company's consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs"). See Note 2. The consolidated balance sheets, as of March 31, 2025, include the following amounts related to our consolidated VIEs: $8.4 million included in real estate held for sale and $0.2 million of cash. The Company's consolidated balance sheets as of December 31, 2024, include the following amounts related to our consolidated VIEs, excluding the Operating Partnership: $3.3 million of land, $2.8 million of building and improvements, $(0.9) million of accumulated depreciation and $3.2 million of other assets included in other line items.

Seritage Growth Properties

Consolidated Statements of OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2025	2024
REVENUE
Rental income	$4,457	$5,725
Management and other fee income	142	48
Total revenue	4,599	5,773
EXPENSES
Property operating	2,908	3,673
Real estate taxes	953	1,393
Depreciation and amortization	2,075	5,271
General and administrative	15,693	9,192
Total expenses	21,629	19,529
Gain on sale of real estate, net	6,936	1,139
Impairment of real estate assets	—	(1,148)
Equity in (loss) income of unconsolidated entities	(7,928)	379
Interest and other income (expense), net	860	1,423
Interest expense	(5,230)	(7,011)
Loss before income taxes	(22,392)	(18,974)
Benefit (provision) for income taxes	190	(11)
Net loss	(22,202)	(18,985)
Preferred dividends	(1,225)	(1,225)
Net loss attributable to Seritage common shareholders	$(23,427)	$(20,210)

Net loss per share attributable to Seritage Class A common shareholders - Basic	$(0.42)	$(0.36)
Net loss per share attributable to Seritage Class A common shareholders - Diluted	$(0.42)	$(0.36)
Weighted-average Class A common shares outstanding - Basic	56,283	56,215
Weighted-average Class A common shares outstanding - Diluted	56,283	56,215

Reconciliation of Net Loss to NOI-cash basis and NOI-cash basis at share (in thousands)

	Three Months Ended March 31,
NOI-cash basis and NOI-cash basis at share	2025	2024
Net loss	$(22,202)	$(18,985)
Management and other fee income	(142)	(48)
Depreciation and amortization	2,075	5,271
General and administrative expenses	15,693	9,192
Equity in (loss) income of unconsolidated entities	7,928	(379)
Gain on sale of real estate, net	(6,936)	(1,139)
Impairment of real estate assets	—	1,148
Interest and other income (expense), net	(860)	(1,423)
Interest expense	5,230	7,011
(Benefit) provision for income taxes	(190)	11
Straight-line rent	259	67
Above/below market rental expense	43	38
NOI-cash basis	$898	$764
Unconsolidated entities (1)
Net operating income of unconsolidated entities (2)	1,794	1,531
Straight-line rent	(95)	(188)
Above/below market rental expense	(9)	(9)
NOI-cash basis at share	$2,588	$2,098

(1) Activity represents the Company's proportionate share of unconsolidated entity activity.

(2) Net operating income of unconsolidated entities excludes depreciation and amortization, gains, losses and impairments and management and administrative costs.

Properties sold during the three months ended March 31, 2025:

			Total	2025 Qtr
City	State	Full / Partial Sale	SF (1)	Sold
Braintree	MA	Full Site	85,100	Q1

(1) Square footage at share